Exhibit 3.1

ARTICLES OF INCORPORATION

OF

CDC CORPORATION

The undersigned incorporator hereby adopts the following Articles of Incorporation for the purpose of forming a corporation (the “Corporation”) under the Wisconsin Business Corporation Law, Chapter 180, Wis. Stats.

ARTICLE I

The name of the Corporation is CDC Corporation.

ARTICLE II

The aggregate number of shares that the Corporation shall have authority to issue is nine thousand (9,000). The Corporation’s authorized shares shall consist of one class only and shall be designated as common stock (“Common Stock”).

ARTICLE III

The street address of the Corporation’s initial registered office is 1415 Pilgrim Road, Plymouth, WI 53073-0410. The name of the Corporation’s initial registered agent at this address is James M. Roenitz.

ARTICLE IV

The name and address of the incorporator of the Corporation is:

Attorney Ronald P. Dales

607 N. 8th Street, Seventh Floor

Sheboygan, WI 53081

Dated: August 16, 1995

/s/ Ronald P. Dales
Ronald P. Dales, Incorporator